Exhibit 10.1

RESEARCH AGREEMENT

THIS RESEARCH AGREEMENT ("Agreement"), effective as of the day when both parties have signed the Agreement (hereafter effective date), made and entered into by and between Institut Pasteur de Lille, ("Researcher") of 1 Rue du Pr. Calmette, 59000 Lille, France, represented by Professor Andre' Capron, and Regma Bio Technologies Ltd Nevada USA ("Sponsor"), a public company limited by sharee, of 217 Plaza 535 Kings Road London SW10 O5Z, UK represented by Dr. David Rooke, President.

WITNESSETH:

WHEREAS, Sponsor is committed to the development of therapies in the response to the growing problem of antibiotic resistance, more particularly against Mycobacterium tuberculosis micro-organisms;

WHEREAS, Sponsor declared having rights over appropriate phages and phage delivery systems against Mycobacterium tuberculosis human infection;

WHEREAS, Researcher has a recognized knowledge in the field of tuberculosis virulence molecular mechanisms and owns P1 to P3 scientific laboratory facilities;

WHEREAS, Sponsor desires that Researcher conducts the study described herein;

WHEREAS, Sponsor declares that the study described herein request at most P3 scientific laboratory facilities;

WHEREAS, the study described herein is foreseen by Sponsor and Researcher as a first stop toward a potentially broader collaboration between them which would consist in the creation of a joint research unit, which would be headed by Dr Pablo Bifani, aiming at collecting and typing Mycobacterium tuberculosis strains and developing epidemiological studies, in the development of Sponsor's phage therapy, in the identification of other projects;

WHEREAS, Sponsor and Researcher may explore at a later stage the feasibility of other collaborative research programs.

NOW THEREMORE, in consideration of the mutual promises and conditions set forth herein, the parties hereto agree as follows;

1. Research

1.a. Sponsor hereby establishes and Researcher hereby agrees to conduct the Research Plan attached hereto and incorporated herein by reference as Exhibit A upon receipt from Sponsor of the necessary biological material as defined in section 1.6 and Upon receipt of the required legal approvals.

1.b. The Research Plan shall be conducted under the supervision of Dr Camille Locht ("Project Supervisor") by Pablo Bifani ("Principal Investigator") assisted by a scientific technician.

1.c. Researcher, through Project Supervisor, shall advise Sponsor, by written or oral communications established by Principal Investigator, every 45 days, of the progress and status of the Research Plan.

1.d. The phages necessary to the execution of the Research Plan for which Sponsor represents that they are not genetically modified phages shall be provided by Sponsor. Its supply constitutes a suspensive condition of the execution of the Research Plan. Researcher shall not be liable for any delay due to the late delivery of these.

1.e. Sponsor represents and warrants that to the best of his knowledge, to use of the biological material will not infringe or violate any patent or proprietary rights of third parties,

Moreover, if Sponsor considers that particular precaution in the use, application, storage or disposal of the biological materials are requested, it informs Researcher of these.

1.f Sponsor represents and warrants that the efficient prophylactic drug are available against the biological material to be used in to execution of the Research program. Sponsor mentions for each supplied biological Material the efficient prophylactic drug available. The lack of an efficient prophylactic drug for a biological material impedes Researcher from executing the parts of the Research program based upon such biological material.

1.g Sponsor acknowledges that the Research program may require official approvals for the use of genetically modified phage and micro-organisms from the ad hoc commissions in application of the French and European legislation. The lack of such approvals impedes Researcher from executing the parts of the Research program which require them. Sponsor arid Researcher agree that time spent to obtain them shall not be charged for by Researcher to Sponsor.

2. Payment

2.a. Sponsor shall pay to Researcher a financial participation of Euros one hundred eighty thousand (Euros 180,000) payable as follows:

(i) Upon signature of this Agreement by both parties, Euros 90,000;

(ii) 6 months after the signature of this agreement, Euros 45,000;

(iii) 12 months alter the signature of this agreement, Euros 45,000.

2.b. Payments shall be made on the following bank account,.

Banque Soalbert Dupont
Place du Concert
59000 Lille - France
N de compte 30027 00001 00000005952 21

2.c. In case of any delay in the actual payment of any invoice, Researcher suspends the execution of the Research program until complete payment of the invoice at stake. Any extra payment incurred by such a suspension, due for instance to the obligation to start again any experiment, will be wholly taken in charge by Sponsor.

3. Data And Results of the Research Program

3.a. The parties understand and agree that all rights, title and interest in aid to the results arising from the Research Program are, at the sole risks and benefit of Sponsor, its exclusive property. Sponsor shall be free to incorporate any and all such finding in any regulatory filing, as well as to transfer such data and results to third parties for their use, Researcher understands and agrees that it shall have no ownership, license or access rights in, any of Sponsor's results arising from the Research Program,

3.b. Moreover, the present agreement shall not be interpreted as an assignment and/or a license to Sponsor of any result or right obtained or owned by Researcher prior to the signature of the present agreement or developed independently from the execution of the present agreement.

4. Publication and Publicity

4.a. The parties recognize the importance of communicating scientific data and, therefore, encourage their publications particularly in reputable scientific journals.

4.b. That is why any publications intended by a party which are to make public any findings, data or results owned in consideration of section 3 or 4 of the Agreement by the other party shall be submitted to the other party At least thirty (30) days prior to submission for publication for the other party's review, comment and approval. The reviewing party's comments and, if any, refusal shall be given in writing and without undue delay, at the latest within thirty (30) days, in the absence of written refusal in the aforesaid delay, the intended publication is deemed accepted by the reviewing party.

In case of refusal the parties shall discuss, and mutually agree upon, the final wording and/or disposition of the publication. It is being understood that modifications shall not interfere with the scientific value of the publication.

4.c. Publications shall only be made in the name of both parties. Publications shall only be made with agreement of both parties in accordance with section 4b. One party however can require not to be cited in a publication,

5. Covenants; Representations and Warranties

5.a. Researcher hereby covenants to Sponsor that it will use its best efforts to perform the services required to be preformed by it hereunder in a professional and competent manner and in accordance with the Research Plan.

5.b. Sponsor understands that it shall not seek any liability of Researcher as regard the results which are transferred to it on an "as is" basis and that it will hold harmless Researcher from any and all liability which may attach to the results and/or their use, including the costs and attorney fees, if any.

6. Term and Termination

6.a. The term of this Agreement shall commence on the effective date and shall continue, unless terminated pursuant to this Section, through completion of the Research Plan,

6.b. Each Party shall have the right to terminate this Agreement effective immediately upon:

-     the death or disability of Pablo Bifani of the cessation of Pablo Bifani's employment with Researcher; Researcher shall not be liable to Sponsor of any claim, damage resulting from such a termination

or

-     the other party's material breach of any provision of the Agreement.

6.c. In the event of termination of this Agreement for any reason whatsoever, (a) Researcher will, in a reasonable period of time, disclose in writing to Sponsor such results it obtained from the conduct of the Research Plan until the effective date of termination; (b) Researcher will, in a reasonable period of time, deliver to Sponsor a copy of the complete records (including, without limitation, laboratory records) regarding the Research Plan; (c) Researcher will leave for a period of 3 months at Sponsor's discretion the possibility for collecting the remaining supplied materials.

6.d. Any claim that arises prior to the effective date of termination of this Agreement shall survive such termination.

7. Independent Contractor

7.a. The parties acknowledge and agree that: (a) Researcher shall conduct the Research Plan as an independent contractor, (b) this Agreement does not create and shall not be construed as creating an employee, representative, joint Venture, partnership or agency relationship between them; and, (c) they shall each take actions consistent with the provisions of this Section,

7.b. Each Party represent that it will not enter into any relationship with an employee of the other Party for activities which are may be connected with the Research Program.

7.c. Sponsor represents that Pablo Bifani is to become a Regma employee the 6th day of every week in accordance with provisions of section 7.b.

8. Notices

8.a. All notices required or permitted hereunder shall unless otherwise specified be given in writing and sent by facsimile transmission, or mailed postage prepaid by first class certified or registered mail, or sent by A nationally recognized express courier service, or hand delivered at the following addresses
Sponsor:	Regma Bio Technologies Ltd Nevada USA 217 Plaza, 535 Kings Road, London SW10 OSZ UK Attention , Chairman, Mr Caisey HARLINGTEN

Researcher:	Institut Pasteur du Lille 1 Rue du Pr. Calmette - B.P. 245 F-59019 Lille cedex France Attention: Directeur General, Prof. Andre' CAPRON Cc: Directeur Unite 447, Dr Camille LOCHT,

9. General Provisions

9.a. Assignment. This Agreement shall not be assignable by either party without the prior express written consent of the other party. In the absence of such prior written consent shall be void and without effect.

9.b. No Waivers. No delay or omission by either party to exercise any right under this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the conenvants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof. No waiver or discharge of any provisions of this Agreement shall be valid unless it is in writing and is executed by the party against whom such change or discharge is sought to be enforced.

9.c. No severability. If a judicial determination is made that any of the provisions contained in this Agreement constitute an unreasonable restriction against either party or up otherwise unenforceable, the entire Agreement shall be rendered void or invalid.

9.d. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of France.

9.e. Entire Agreement Amendments. This Agreement and the Exhibit attached hereto constitute the entire Agreement between the parties with respect to the subject matter hereof, and there are no related understandings or agreements other than those that are expressed herein, and no change of any provision of this Agreement shall be valid unless it is in writing and is executed by the party against whom such change is sought to be enforced.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives, effective as of the date first above written.

Made in 2 counterparts

For and on behalf of Regma Bio Technologies Limited Nevada USA On _________________	On 17/04/2002
/s/ David Rooke Dr. David Rooke President	/s/ Cameill Locht Dr. Cameill LOCHT Project Supervisor
For and on behalf of Institut Pasteur de Lille On 17/04/2002	On 17/04/2002
/s/ Andre Capron Andre CAPRON Director	/s/ Pablo Bifani Pablo BIFANI Principal Investor

EXHIBIT "A"

Phage Therapy for Tuberculosis: Sponsor is developing a therapy In response to the growing problem of antibiotic resistance, A phage-based therapy is expected to effectively eliminate tuberculosis from an infected patient depending on the delivery of bacteriophage to infected macrophages. Such a therapy is expected to have many advantages over traditional chemical antibiotics and provides an effective treatment for infections caused by drug-resistant TB strains.

Sponsor requires laboratory space at category PI and P3 levels fair the proposed work. The work comprises genetic manipulation of mycobacteriophage and testing of phage preparations at P3 using the mouse Infection model. The work will Include.

1.

Genetic modification of phage to produce phage 'phasmids'. These phasmid derivatives are. an effective molecular biology tool which enables transfer of DNA to E. coli and thereby simplifies DNA manipulation, Two mycobacteriophages ph ages declared by Sponsor as being identified and sequenced to completion by itself Will be used. Sponsor declares that It selected them because they proved to be effective against all M. tuberculosis Isolates examined to date.

2.

In case of successful development of phage phasmids, further genetic modification of phage to express internalization epitopes identified by Sponsor will be undertaken, These epitopes are expected by Sponsor to enable modified phage to penetrate mammalian, membranes to access Infecting mycobacterium.>

3.

In case of successful development of genetic modification of phage to express internalization epitopes, further genetic characterization and modification. It is anticipated that other phage derivatives will be required. The three main aspects of interest include; 1) the generation of a phage modified to express gfp (to aid monitoring and detection), ii) the molecular characterization of the lytic enzymes and iii) the knockout of the phage repressor protein.

4.

Investigation of phage distribution in vivo according to standard protocols described in the general literature. An essential task will be to analyze the extent of the distribution or phage in vivo after administration of phage through the anticipated routes of delivery (namely inhalation and intravenous).

5.

In vivo investigation of immune response to phage and internalization epitopes according to standard protocols described in the general literature: the mouse model as described in appendix will be used to assess the immune response induced by phage treatment after application through both inhalation and intravenous routes.

6.	Investigation of phage clearance according to standard protocols described in the general literature. Another important task will be to assess -the longevity of administered phage in vivo.
7.

Generation of antibodies raised against the mycobacteriophages and delivery epitopes to be used in detection assays, Western blot hybridization, purification and other laboratory identification manipulation. The antibodies to be generated will be targeted to the phage as a whole and the three coat proteins.

8.

Dissemination of rPhage, as described in number 4. This is dependent on the successful development of the experiments described under points 1 to 3 and of results in the experiments described under points 4 to 7.

Space and facilities Required

It is anticipated that access to the following facilities and equipment will be required:

9.	P1 laboratory bench space, with standard utilities (gas, electricity, hot and cold water) for two people.
10.	A facility for handling category P3 organisms (see list mycobacterial species and mycobacteriophages described below under the heading of "list of organisms to be used")
11.	Access to animal Facility, including approximately 100 mice.
12.	PCR machine.
13.	Centrifuges, microfuge, larger volume floor standing centrifuge (to 20,000 x 9) and ultracentrifuge.
14.	37 degrees C incubators (static and shaking).
15.	Agarose gel and SDS-PAGE electrophoresis equipment.
16.	Gel documentation facilities.
17.	Spectrophotometer meter (UV and visible),
18.	Fridge and freezer (-20 and -70 degrees C) storage space.
19.	Fume cupboard for handling chemicals.
20.	Water bath.
21.	Autoclave.
22.	Access to ice.
23.	Balance.
24.	Pipettes.
25.	Flammable/toxic chemical storage space.
26.	Magnetic stirrer.
27.	PH machines.
28.	Vortexer/minishaker.
29.	Rotating/tilting platform.
30.	Microwave.
31.	Hazardous waste disposal facilities.

The initial work will require the participation of two scientists including: one senior research level scientist (PhD) and one supporting laboratory technician (mid-level).

	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb
Phasmid production
Phage production
Further phage modification
Ab generation
Phage distribution
Immune response to phage
Phage clearance
rPhage distribution

Project Schedule: The work outlined above is due to start at the beginning of March 2002. The timetable details the anticipated timing of each part of the respective research programmes. Inevitably further work will arise during the course of the research, so this schedule represents the minimum extent of each programme.

Mycobacteria other than tuberculosis-complex: M. abcesus; M. aurum 21498; M. Avium; M. avium (subspc. avium) 25291; M. asiaticum 803; M. chelonae (subspc. chelonae) 36753; M. chelonea 1544; M. diernhoferl 19340; M. fallax 35218; M. fortuitum (subspc. acetamidolyticum) 35931; M. fortuitum 1530; M. gastri 1456; M. gordonae 1324; M. haemophilum; M. intracellular 13950; M. kansasli 12478; M. kansasli 1201; M. lufu; M. maimoense 802; M. marinum 1216; M. nonchromogenicum 1481; M. phlel 11758; M. scrofulaceum 1302; M. senegalese 806; M. smegmatis; M. simlae 1225; M. szulgai 1328; M. thermoresitibile 19527, M. ulceran 19L123; M. terrae 1450; M. triviale.

Mycobacteria M. tuberculosis-complex: Mtb: H37Rv/Ra; CDC1551; Erdman; 30 well characterized Mtb clinical isolates (Kurepina et al, Tuberc and Lung Diseases, 79(1):31-42. Bifani et al. 1996, JAMA, 275:452-457. Bifani et al. 1999, J Clinical Microbiol., 38(9):3200-4. Bifani et al. 2000, JAMA, 282(24):2321-7. Bifani et al. 2001, Emerg Infect Diseases, 7(5):842-8; Bifani et al. 2002, Trends in Microbiol., 10(1):45-52; Mathema et al. 2002, J Infectious Diseases, 1851(1):641-9). Mtb-complex: M.. africanum; M.. bovis; M. bovis-BCG; M. canetti; A microti.

Mycobacteriophages: D29; BG1; R43; R51; 2; 15; 20; 29; 32; 35; 41; 44; 46; 50; minetti for which Sponsor represents that are not genetically modified organisms,